Exhibit 99.1

Contact:	Bob Bannon Investor Relations (336) 335-7665

Lorillard Reaches Agreement over Disputed MSA Adjustments

Company expects to receive more than $198 million in credits against future MSA payments over the next five years

GREENSBORO, NC, December 18, 2012— Lorillard, Inc. (NYSE: LO), the third largest manufacturer of cigarettes in the United States, announced today that its wholly-owned subsidiary, Lorillard Tobacco Company, along with other participating manufacturers, has agreed to a term sheet with 17 states and the District of Columbia and Puerto Rico that resolves disputes under the 1998 Master Settlement Agreement (MSA) involving payment adjustments relating to nonparticipating manufacturers.

The settlement would resolve the claims for the years 2003 through 2012 and would put in place a new method for calculating this adjustment beginning in 2013. Under the terms of the agreement, Lorillard and other manufacturers will receive credits against their future MSA payments over the next five years, and the signatory states will be entitled to receive their allocable share of the amounts currently being held in escrow resulting from these disputes. The term sheet is subject to approval by the arbitration panel presiding over the arbitration of the dispute for 2003.

Lorillard expects to receive credits over the next five years of at least $198 million on its outstanding claims, with the majority of the credits occurring in April 2013 and the remainder over the following four years.

“We are very pleased to have settled this long-standing dispute with the signatory states and believe that it is an equitable resolution for all parties involved,” stated Ronald S. Milstein, Executive Vice President and General Counsel of Lorillard. “Importantly, today’s announcement also puts into place a new method to better determine future adjustments – providing greater clarity for the states and Lorillard.”

Under the MSA, the participating manufacturers (PMs) are entitled to reduce their annual MSA payments for lost market share to companies that did not participate in the MSA, subject to certain conditions being met. The PMs are seeking adjustments to their payments for 2003-2012. The 2003 adjustment is currently the subject of an arbitration proceeding between the PMs and many of the MSA states. The arbitration proceeding will continue as to those states that have not settled.

About Lorillard, Inc.

Lorillard, Inc. (NYSE: LO), through its Lorillard Tobacco Company subsidiary, is the third largest manufacturer of cigarettes in the United States. Founded in 1760, Lorillard is the oldest continuously operating tobacco company in the U.S. Newport, Lorillard’s flagship premium cigarette brand, is the top selling menthol and second largest selling cigarette in the U.S. In addition to Newport, the Lorillard product line has four additional cigarette brand families marketed under the Kent, True, Maverick and Old Gold brand names. These five brands include 39 different product offerings which vary in price, taste, flavor, length and packaging. Lorillard, through its LOEC, Inc. subsidiary, is also the leading electronic cigarette company in the U.S, marketed under the blu eCigs brand. Newport, Kent, True, Maverick, Old Gold and blu eCigs are the registered trademarks of Lorillard and its subsidiaries. Lorillard maintains its headquarters and manufactures all of its traditional cigarette products in Greensboro, North Carolina.

Forward-Looking Statements

Certain statements made in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, or the Reform Act. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements, and may contain the words “expect,” “intend,” “plan,” “anticipate,” “estimate,” “believe,” “may,” “will be,” “will continue,” “will likely result” and similar expressions. In addition, any statement that may be provided by management concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects and possible actions by Lorillard, Inc. are also forward-looking statements as defined by the Reform Act.

Forward-looking statements are based on current expectations and projections about future events and are inherently subject to a variety of risks and uncertainties, many of which are beyond our control, that could cause actual results to differ materially from those anticipated or projected. Information describing factors that could cause actual results to differ materially from those in forward-looking statements is available in Lorillard, Inc.’s filings with the Securities and Exchange Commission (the “SEC”), including but not limited to, our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. These filings are available from the SEC over the Internet or in hard copy, and are available on our website at www.lorillard.com. Forward-looking statements speak only as of the time they are made, and we expressly disclaim any obligation or undertaking to update these statements to reflect any change in expectations or beliefs or any change in events, conditions or circumstances on which any forward-looking statement is based.